UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2010

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas		66211
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Note Purchase Agreement

On February 11, 2010, YRC Worldwide Inc. (the “Company”) entered into a Note Purchase Agreement (“Note Purchase Agreement”) with certain investors named therein (the “Investors”) pursuant to which such Investors agreed, subject to the terms and conditions set forth therein, to purchase from the Company $70.0 million in aggregate principal amount of the Company’s 6% Senior Convertible Notes due 2014 (the “Notes”). The purchase and sale of the Notes is structured to occur in two closings upon the satisfaction of the conditions applicable to each closing. The Note Purchase Agreement provides that at least one business day prior to the first closing, the Investors will deposit an aggregate of $70.0 million in cash into an escrow account. The Note Purchase Agreement provides that $49.8 million of the Notes will be sold to the Investors in the first closing and $20.2 million of Notes will be sold to the Investors in the second closing. The Notes will be sold in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), and in connection therewith each Investor has represented to the Company, among other things, that it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act. The terms of the Notes are summarized below, and will be governed by an Indenture to be entered into by the Company certain of its domestic subsidiaries as guarantors and US Bank, National Association, as trustee (the “Indenture”). In connection with the Note Purchase Agreement, the Company also entered into a Registration Rights Agreement with the Investors (the “Registration Rights Agreement”), pursuant to which the Company has agreed to file a shelf registration statement on Form S-3 within one business day following the execution of the Note Purchase Agreement in order to register the resale of the Notes and the shares of the Company’s common stock issuable on account of such Notes by the Investors under the Securities Act. Additional details regarding the terms and conditions of the Note Purchase Agreement, the Registration Rights Agreement and the Notes are set forth below.

General Note Purchase Agreement Terms

The purchase of the Notes will close no later than the second business day following satisfaction or waiver of all of the closing conditions set forth in the Note Purchase Agreement relating to such closing. The purchase price of the Notes will be $1,000 for each $1,000 principal amount of the Notes. The Company will use the proceeds from the first closing of the sale of the Notes pursuant to the Note Purchase Agreement to (i) repay amounts outstanding under the 8 1/2  % Notes due April 15, 2010 issued by US Freightways Corporation (now known as YRC Regional Transportation Inc.), a subsidiary of the Company (the “8 1/2% Notes”), and (ii) pay certain fees and expenses incurred by it in connection with the transactions contemplated by the Note Purchase Agreement. The Company will use the proceeds from the second closing of the sale of the Notes to repurchase any of its 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 (the “5% Notes”) that it is required to repurchase pursuant to a “put right” contained in the indenture governing the 5% Notes or for general corporate purposes to the extent that the Company prevails in court or through settlement in amending the indenture governing the 5% Notes to eliminate the right of the holders of the 5% Notes to require the Company to repurchase their notes. The Company will also pay any additional fees and expenses incurred by it in connection with the transactions contemplated by the Note Purchase Agreement. Pursuant to the Note Purchase Agreement, the Company is required to reimburse the investors for reasonable fees and expenses incurred by them in connection with the sale of the Notes up to a maximum amount of $300,000.

The Company has agreed not to implement the reverse stock split to be approved at the Special Meeting (as defined below) prior to 60 days following the first closing of the sale of the Notes.

First and Second Closing and Conditions

Each of the closings will take place on the second business day following the satisfaction of certain customary conditions relating to that closing. With respect to the first closing, the conditions include: (i) that the Company’s proposals relating to the increase in its authorized number of shares of common stock to be acted upon by the Company’s shareholders at its special meeting on February 17, 2010 (the “Special Meeting”) be approved; (ii) the Company is in compliance with its senior credit facilities; and (iii) the Company has at least 1,014,000,000 issued and outstanding shares of common stock. With respect to the second closing, the conditions include: (i) the Company is in compliance with the terms of its senior credit facilities and (ii) either (i) a supplemental indenture relating to the 5% Notes, which eliminates the rights of the holders of the 5% Notes to require the Company to repurchase those notes shall have been executed, or (ii) such supplemental indenture described in clause (i) shall not have been executed by July 30, 2010. The closing of the issuance of the Notes is also subject to satisfaction or waiver of other customary conditions for a financing of this type, including compliance with covenants and the accuracy of representations and warranties provided in the Note Purchase Agreement, including that no material adverse effect shall have occurred with respect to the Company prior to the closing of the issuance of the Notes.

Termination

The Note Purchase Agreement may be terminated at any time prior to closing in certain circumstances, including:

•	by the Investors if the first closing has not occurred prior to March 10, 2010 or if the second closing has not occurred prior to August 15, 2010;

•

by the Investors if they have determined in their reasonable discretion that one or more events has occurred or is not expected to occur prior to the time required that would prevent or preclude a condition to closing to be satisfied prior to August 15, 2010, and the Company has not cured such event or demonstrated that the closing can be completed;

•	by the Investors upon the occurrence of certain bankruptcy events, as defined in the Note Purchase Agreement.

Indemnification

Pursuant to the Note Purchase Agreement, the Company has agreed to indemnify the Investors against certain losses, including those relating to breaches by it of representations or warranties or covenants in the Note Purchase Agreement or otherwise in connection with the execution of the Note Purchase Agreement or the status of the investors as investors in the Company.

Terms of the Notes

The Note Purchase Agreement provides that the Notes will be issued pursuant to the Indenture, a form of which is attached to the Note Purchase Agreement. Set forth below is a summary of the material terms of the Notes.

The Notes bear interest at a rate of 6.0% per annum. Interest on the Notes will be payable semi-annually commencing on or prior to the six month anniversary of the first closing. Interest on the Notes will be paid in cash; provided that the Company is permitted to pay interest on the Notes through the issuance of additional shares of its common stock if (i) the Company is not permitted to pay such interest pursuant to the terms of any of its existing senior financing facilities or (ii) the Company and its subsidiaries, collectively, determine in their reasonable judgment that they lack sufficient funds to necessary to pay such interest. The Company is prohibited by the terms of the Credit Agreement Amendment (as defined below) from paying cash interest on the Notes during the period the lenders are deferring interest and fee payments.

The Notes will mature on the fourth anniversary of the first closing. The Company may not redeem the Notes prior to the stated maturity. Holders may require the Company to repurchase all or a portion of their Notes upon a fundamental change, such as a change in control or sale of all or substantially all of the Company’s assets, as further defined in the Indenture, at 100% of the principal amount of the Notes, plus accrued and unpaid interest, and liquidated damages, if any, to the date of repurchase, payable in cash.

The Notes are convertible, at the noteholder’s option, prior to the maturity date into shares of the Company’s common stock. The Notes are initially convertible at a conversion price of $0.43 per share, which is equal to a conversion rate of approximately 2,326 shares per $1,000 principal amount of Notes, subject to adjustment. Noteholders also receive a make whole premium. The Notes provided for conversion caps within the second anniversary of the first closing such that a holder and its affiliates would not hold greater than 4.9% of the then outstanding common stock after such conversion, unless timely waived by the holder. The Notes also provide a conversion cap through stated maturity such that holders will not own greater than 9.9% of the voting power of Company’s stock.

Beginning on the second anniversary of the first closing, the Company may convert the Notes pursuant to a mandatory conversion into shares of its common stock if the sale price of the Company’s common stock meets certain thresholds.

Noteholders who convert their Notes at their option or whose Notes are converted in a mandatory conversion at the Company’s option will also receive a make whole premium paid in shares of the Company’s common stock. The make whole premium will be payable in additional shares of common stock and will be calculated based on the remaining interest payments on the Notes that would have been received through the original scheduled maturity date of the Notes.

The Notes will be the Company’s senior unsecured obligations and rank equally with all of its other senior unsecured indebtedness and senior to any of its subordinated indebtedness outstanding or incurred in the future. The Notes will be guaranteed by certain of the Company’s current domestic operating subsidiaries and any additional domestic subsidiaries that are required to become a guarantor under the terms of the Indenture. The Notes will be effectively subordinated to any of the Company’s or its guarantor subsidiaries’ secured debt, including its senior secured bank financing and any indebtedness of any of its non-guarantor subsidiaries.

The Indenture provides that the maximum number of shares of the Company’s common stock that can be issued in respect of the Notes upon conversion or with respect to the payment of interest or in connection with the make whole premium or otherwise shall be limited to one share less than 20% of the Company’s outstanding common stock as of the original issuance date of the Notes. If the limit is reached, no holder is entitled to any other consideration. This limitation terminates if the holders of the Company’s common stock approve the termination of such limitation. The Company is required to disclose in its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K that are filed with the SEC the outstanding aggregate principal amount of the Notes and the maximum number of shares of common stock which may be issued in connection therewith after taking into account any conversions of Notes and the payment of interest and make whole premium as of the end of the fiscal period to which such report relates and, to the extent available, as of a more recent date for which such information is available at the time such report is filed with the SEC.

Registration Rights Agreement

The Company and its guarantor subsidiaries entered into the Registration Rights Agreement with the Investors for the benefit of the holders of the Notes and the shares of the Company’s common stock issuable on conversion of the Notes or otherwise on account of the Notes. The Company intends to file a shelf registration statement on Form S-3 today to satisfy its obligations under this agreement. Under the Registration Rights Agreement, the Company will, at its cost, use its commercially reasonable efforts to keep the shelf registration statement effective after its effective date until the earlier of:

•	the sale under the shelf registration statement of all of the Notes and any shares of the Company’s common stock issued on their conversion or otherwise under the terms of the Notes; and

•

the date the Notes and any shares of the Company’s common stock issued on their conversion or otherwise under the terms of the Notes may be sold without restriction under Rule 144 of the Securities Act.

If (i) the shelf registration statement is not declared effective on or prior to the earlier of (1) April 30, 2010, (2) the 2nd business day after the Company receives notice that the shelf registration statement will not be reviewed by the SEC or (3) if the shelf registration statement is reviewed by the SEC, the 5th business day following the date the Company is notified that it will receive no further review or comments; provided that, with respect to clauses (2) and (3), if the effectiveness deadline falls on a date on which the shelf registration statement is not eligible to be declared effective under applicable rules and regulations of the SEC, the effectiveness deadline will be extended to the first business day on which such shelf registration statement is so eligible to be declared effective by the SEC, but in no event will the effectiveness deadline be after April 30, 2010, or (ii) after the shelf registration statement has been declared effective, the Company fails to keep the shelf registration statement effective or usable for more than an aggregate of 30 trading days (which need not be consecutive) or (iii) if the Company fails to make required filings with the SEC to permit affiliates to sell without restriction under Rule 144 in accordance with and during the periods specified in the Registration Rights Agreement, then, in each case, the

Company is required to pay liquidated damages to all holders of Notes and all holders of its common stock issued on conversion of the Notes or otherwise under the terms of the Notes equal to 1.5% of the aggregate purchase price paid by such holder pursuant to Note Purchase Agreement. So long as the failure to file or become effective or such unavailability continues, the Company will pay such liquidated damages each month until the expiration of the effectiveness period (however such expiration will not apply to failure to make the required filings with the SEC described above).

Credit Agreement Amendment

On February 10, 2010, to be effective February 11, 2010, the Company entered into Amendment No. 15 to Credit Agreement and a consent letter (collectively, the “Credit Agreement Amendment”). The Credit Agreement Amendment amends the Credit Agreement, dated as of August 17, 2007 (as amended, supplemented or otherwise modified, the “Credit Agreement”), among the Company, the borrowers party thereto and the lenders and agents party thereto.

Notes

The Credit Agreement Amendment amends the indebtedness and burdensome agreements covenants to permit the Company to issue the Notes in an original principal amount of $70 million. The Credit Agreement Amendment requires that the proceeds from the first closing are used to retire the outstanding 8  1/2% Notes and pay certain fees. The proceeds from the second closing must either (i) retire the 5% Notes or (ii) be delivered to the Company if the Company prevails in court or through settlement in amending the indenture governing the 5% Notes to eliminate the right of the holders of the 5% Notes to require the Company to repurchase their notes to the Company prior to February 18, 2013.

If the Company receives all or any portion of the net cash proceeds from the second closing, the Credit Agreement Amendment requires that such proceeds are directed into a new deposit account of the Company that is subject to springing cash dominion of the Collateral Agent (the “New Account”). The Company will be able to use the funds in the New Account for general working capital purposes. While any funds are in the New Account, they will not count toward the calculation of Liquidity (as defined in the Credit Agreement) for the mandatory prepayment that is triggered if Liquidity exceeds $250 million, the calculation of Unrestricted Cash (as defined in the Credit Agreement) for the mandatory prepayment that is triggered if Unrestricted Cash exceeds $125 million (or $100 million if any permitted interim loans are outstanding) or the calculation of Excess Cash Flow (as defined in the Credit Agreement). The funds in the New Account will count as Available Cash (as defined in the Credit Agreement) for determining compliance with the minimum Available Cash covenant. The Company will not be able to request loans under the Credit Agreement unless the balance in the New Account is zero. Other than the net cash proceeds from the issuance of the Notes on the second closing, if any, no funds may be deposited into the New Account, before or after the second closing.

The Credit Agreement Amendment adds new negative covenants that prohibit the Company from (i) making any payment in cash in respect of the Notes while the Lenders under the Credit Agreement continue to defer interest, participation fees in respect of letters of credit and/or commitment fees under the Credit Agreement and (ii) modifying the form of the documentation relating to the Notes in a manner that would be adverse to the lenders during the period commencing on the effective date of the Credit Agreement Amendment and ending on the second closing. The Credit Agreement Amendment also amends the negative covenant restricting amendments to material documents to clarify that the addition (or requirement to add) any guarantor under the Notes beyond those guarantors on the effective date of the Credit Agreement Amendment would be materially adverse to the lenders.

Maturity Date

Under the Credit Agreement Amendment, the required lenders (and their successors and assigns) agree that, for the period beginning on March 1, 2010 through and including March 31, 2010, they will not deliver a written notice contemplated by the definition of “Maturity Date” (as defined in the Credit Agreement) to accelerate the Maturity Date solely due to the Cash Settlement Amount (as defined in the Credit Agreement) of the aggregate outstanding principal amount of the 8 1/ 2% Notes being equal to or greater than $15,000,000 during such period, and, so long as such Cash Settlement Amount is $0 on and after March 31, 2010, the required lenders (and their successors and assigns) agree not to deliver such a notice during the term of the Credit Agreement.

Consolidated EBITDA

The Credit Agreement Amendment amends the definition of “Consolidated EBITDA” (as defined in the Credit Agreement) by changing the cap on professional fees add backs (i) from $3 million to $9 million for the fiscal quarter ending June 30, 2010, (ii) from $6 million to $11 million for the two fiscal quarter period ending September 30, 2010, (iii) from $9 million to $11 million for the three fiscal quarter ending December 31, 2010, (iv) from $9 million to $11 million for the fiscal four quarter period ending March 31, 2011 and (v) from $6 million to $2 million for the four fiscal quarter period ending June 30, 2011. The Credit Agreement Amendment also amends the definition of “Consolidated EBITDA” by deleting any add back for professional fees for the four fiscal quarter period ending September 30, 2011.

Other Amendments

The Credit Agreement Amendment also amends the following other terms of the Credit Agreement:

•

the material indebtedness threshold with respect to the cross default, amendment to material documents negative covenant and representation regarding defaults under material indebtedness is now $10 million.

•	the threshold for judgment defaults is now $10 million.

•

the calculation of Liquidity (as defined in the Credit Agreement) was modified so that, upon any prepayment required by virtue of Liquidity on a five-day average basis exceeding $250 million, Liquidity at the beginning of such five-day period would be deemed reduced by the amount of such prepayment. This modification was necessary to avoid the Company having to make a mandatory prepayment in an amount greater than the amount by which Liquidity exceeded $250 million.

•

the restriction on voluntary prepayments of indebtedness includes a new carveout that permits the repayment in cash of accrued but unpaid interest under the 5% Notes in an aggregate amount not to exceed $510,000 in connection with the repayment of all or any portion of the principal in respect of the 5% Notes.

•	certain owned real property locations that the Company was permitted to enter into sale and leaseback transactions with were replaced with certain other locations.

Contribution Deferral Agreement Amendment

On February 10, 2010, to be effective February 11, 2010, YRC Inc., USF Holland Inc., USF Reddaway Inc. and New Penn Motor Express, Inc., all subsidiaries of the Company (the “Primary Obligors”) and certain other subsidiaries of the Company, as guarantors, entered into Amendment 3 to Contribution Deferral Agreement (the “Contribution Deferral Agreement Amendment”), with the Central States, Southeast and Southwest Areas Pension Fund, certain other pension funds party thereto and Wilmington Trust Company, as agent. The Contribution Deferral Agreement Amendment amends the Contribution Deferral Agreement dated as of June 17, 2009 (as amended, supplemented or otherwise modified, the “Contribution Deferral Agreement”). Under the Contribution Deferral Agreement Amendment, the calculation of Liquidity (as defined in the Contribution Deferral Agreement), which is used to determine whether a mandatory prepayment is required, was amended to make changes conforming to the changes in the Credit Agreement Amendment, except that the Liquidity calculation under the Contribution Deferral Agreement excludes from Liquidity any commitment reduction or prepayment required under the Credit Agreement.

Item 8.01	Other Events.

On February 11, 2010, the Company issued a news release announcing that is has entered into the Note Purchase Agreement. A copy of the news release announcing the Note Purchase Agreement is attached as Exhibit 99.5 to this Form 8-K and is incorporated into this Item 8.01 by reference.

The Company acknowledges the sacrifice of its employees, including the commitment of those employees represented by the International Brotherhood of Teamsters to assist the Company with its comprehensive plan. The Company acknowledges the following statement of the International Brotherhood of Teamsters made today: “The Union is committed to working with the Company on further operational improvements, which will ultimately lead to a stronger Company, growth and additional jobs. I ask that all YRCW Teamsters at the local and national level support these efforts.” The Company looks forward to working with its Teamster employees to further operational improvements.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1	Form of Indenture, between the Company, as issuer, the Guarantors and US Bank, National Association, a national banking association, as trustee, relating to the Company’s 6% Convertible Senior Notes due 2014.

4.2	Registration Rights Agreement, dated as of February 11, 2010, by and among Company, the Investors and the Guarantors.

99.1	Note Purchase Agreement, dated February 11, 2010, by and among the Company, the investors listed on the Schedule of Buyers attached as Annex I thereto (the “Investors”) and the subsidiaries of the Company listed on the Schedule of Guarantors attached as Annex II thereto (the “Guarantors”).

99.2	Form of Escrow Agreement, by and among the Company, the Investors and U.S. Bank National Association, as escrow agent.

99.3	Amendment No. 15, dated as of February 10, 2010, by and among the Company, the Canadian Borrower and the UK Borrower, the financial institutions listed on the signature pages thereto and the JPMorgan Chase Bank, National Association, as Administrative Agent.

99.4	Amendment 3 to Contribution Deferral Agreement, dated as of February 10, 2010, among YRC Inc., USF Holland Inc., USF Reddaway Inc. and New Penn Motor Express, Inc., as primary obligors, certain other subsidiaries of the Company, as guarantors, Central States, Southeast and Southwest Areas Pension Fund, certain other pension funds party thereto and Wilmington Trust Company, as agent,

99.5	News release dated February 11, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: February 11, 2010	By:	/S/ DANIEL J. CHURAY
Daniel J. Churay
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Indenture, between the Company, as issuer, the Guarantors and US Bank, National Association, a national banking association, as trustee, relating to the Company’s 6% Convertible Senior Notes due 2014.

4.2	Registration Rights Agreement, dated as of February 11, 2010, by and among Company, the Investors and the Guarantors.

99.1	Note Purchase Agreement, dated February 11, 2010, by and among the Company, the investors listed on the Schedule of Buyers attached as Annex I thereto (the “Investors”) and the subsidiaries of the Company listed on the Schedule of Guarantors attached as Annex II thereto (the “Guarantors”).

99.2	Form of Escrow Agreement, by and among the Company, the Investors and U.S. Bank National Association, as escrow agent.

99.3	Amendment No. 15, dated as of February 10, 2010, by and among the Company, the Canadian Borrower and the UK Borrower, the financial institutions listed on the signature pages thereto and the JPMorgan Chase Bank, National Association, as Administrative Agent.

99.4	Amendment 3 to Contribution Deferral Agreement, dated as of February 10, 2010, among YRC Inc., USF Holland Inc., USF Reddaway Inc. and New Penn Motor Express, Inc., as primary obligors, certain other subsidiaries of the Company, as guarantors, Central States, Southeast and Southwest Areas Pension Fund, certain other pension funds party thereto and Wilmington Trust Company, as agent,

99.5	News release dated February 11, 2010.